Exhibit 14.1


      [Letterhead of Somekh Chaikin, an Member Firm of KPMG International]


Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-108510) of Koor Industries Ltd. of our report, dated March 21, 2006, except for Note 29, as to which the date is July 2, 2006, with respect to the consolidated balance sheets of Koor Industries Ltd. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2005, which report appears in Koor Industries Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2005 and to the reference to our firm under the heading "Selected Financial Data" in the Form 20-F.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
(An affiliated member of KPMG International)

Tel Aviv, Israel
July 10, 2006